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                                                                      EXHIBIT 3a

                                   Restated

                           Articles of Incorporation

                                      of

                               Kmart Corporation

                            A Michigan Corporation




March, 1996

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                               KMART CORPORATION
                            A MICHIGAN CORPORATION
                             (INC. MARCH 9, 1916)



I,                               , Secretary of Kmart Corporation, certify that
the following is a true and complete copy of the Restated Articles of Incorporation of said Corporation as amended to the date of this certificate.

In witness whereof, i have hereunto set my hand and affixed the seal of the Corporation at the City of Troy, Michigan this _____ day of __________________,
A. D. 19__.


                                       ----------------------------------------
                                                       Secretary
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                      RESTATED ARTICLES OF INCORPORATION

                                      OF

                               KMART CORPORATION


1.  The present name of the corporation is Kmart Corporation.

2.  All of the former names of the corporation are as follows: S. S. Kresge
    Company

3.  The date of filing the original Articles of Incorporation was March 9, 1916.

                                   ARTICLE I

The name of the corporation is Kmart Corporation.

                                  ARTICLE II

The purpose or purposes for which the corporation is organized are:

1. To acquire, establish and conduct in the State of Michigan and in any part of the world stores for the purchase, sale and distribution of goods, wares and merchandise and to manufacture, buy, sell or deal in goods, wares and merchandise in the State of Michigan and in any part of the world;

2. To purchase, or otherwise acquire, own, mortgage, pledge, sell, assign and transfer, or otherwise dispose of, invest, trade in, deal in and deal with, real and personal property of every class and description and wheresoever located; to borrow money, with or without security, and to make, accept, endorse, execute and issue bonds, debentures, notes and other obligations from time to time, for any of the objects or purposes of the corporation, and to secure the same by mortgage, pledge, deed of trust or otherwise, and to mortgage, pledge, lend and hypothecate any stocks, bonds or other evidences of indebtedness and any other property, real or personal, held by it; and to lend money either without any collateral security or on the security of real or personal property, and to enter into contracts of all kinds pertaining to the business of the corporation;

3. To make, execute, endorse and accept promissory notes, bills of exchange and other negotiable instruments, and to redeem any debt or other obligation before the same shall fall due, on any terms or at any advance or premium;

4. To apply for, obtain, register, purchase, lease or otherwise acquire, hold, own, use, borrow, introduce, develop or control, sell, assign or otherwise dispose of, take or grant licenses or other rights with respect to, and in any and all ways exploit or turn to account inventions, improvements, processes, copyrights, patents, trademarks, formulae, trade names or distinctive marks of any and all kinds, whether granted, registered or established by or under the laws of the United States or of any state thereof or of any other country or place;

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5.  To institute, enter into, assist, promote, conduct, perform or participate in every kind of commercial, mercantile or industrial enterprise, business or work, contract, undertaking, venture or operation in the United States or in any foreign country or countries; and for any such purpose to purchase or otherwise acquire, take over, hold, sell, liquidate or otherwise dispose of, the real estate, plants, equipment, inventory, merchandise, materials and other assets, stock, good will, rights, franchises, patents, trademarks and trade names and other properties of domestic or foreign corporations, firms, associations, syndicates, individuals and others; to continue, alter, extend and develop their business, assume their liabilities, guarantee or become surety for the performance of their obligations, reorganize their capital and participate in any way in their affairs; to take over as a going concern and continue in its own name any business so acquired and to pay for any such business or properties in money, stock, bonds, debentures or obligations of this corporation, or in any other lawful manner;

6. To promote, finance, aid and assist, financially or otherwise, any corporation or association formed under the laws of the United States or any state, territory, colony or possession thereof, or the District of Columbia, or any foreign country or subdivision thereof, any shares of stock which, or any bonds, debentures, notes, securities, evidences of indebtedness, contracts or obligations of which or of whom, are held by or for this corporation, directly or indirectly, or in the business, financing or welfare of which or of whom this corporation shall have any interest, and in connection therewith to guarantee or become surety for the performance of any undertaking or obligation or the payment of principal or interest on obligations and dividends on stock or any other payments whatsoever, and by endorsement or otherwise to guarantee the payment of principal and interest of bonds, notes, debentures, drafts and other securities or evidences of security;

7. To pay for any property, rights or interests acquired by this corporation in money or other property, rights or interests held by this corporation, or by assigning and delivering in exchange therefor (in any manner permitted by law) its own stock, bonds, debentures, notes, certificates of indebtedness or other obligations or any of them however evidenced; to purchase or otherwise acquire, hold, sell, pledge, transfer or otherwise dispose of, and to reissue any shares of its own capital stock (so far as may be permitted by law) and its bonds, debentures, notes or other securities or evidences of indebtedness;

8. To do all and everything necessary and proper for the accomplishment of the objects and purposes herein enumerated, or necessary or incidental to the protection and benefit of this corporation, and in general to carry on any lawful business necessary or incidental to the attainment of the purposes of this corporation, whether such business is similar in nature to the objects and purposes hereinabove set forth or otherwise, insofar as the same may be permitted by law;

9. The foregoing clauses shall be construed as purposes, objects and powers, and the matters expressed in each clause shall, except as otherwise expressly provided, be in no wise limited by reference to or inference from the terms of any other clause, and shall be regarded as independent purposes, objects and powers, and the enumeration of specific purposes, objects and powers shall not be construed to limit or restrict in any manner the meaning of general terms or the general purposes, objects or powers of the corporation, nor shall the expression of one such be deemed to exclude another, although it be of like nature and not expressed.

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    In general, to carry on any business in connection therewith and incident thereto not forbidden by the laws of the State of Michigan and with all the powers conferred upon corporations by the laws of the State of Michigan.

                                  ARTICLE III

The total authorized capital stock is 1,500,000,000 shares of Common Stock of the par value of $1.00 per share (hereinafter called the "Common Stock"), and 10,000,000 shares of Preferred Stock of no par value per share, issuable in series (hereinafter called the "Preferred Stock").

A statement of all or any of the designations and the powers, privileges and rights and the qualifications, limitations or restrictions of the Common Stock and the Preferred Stock of the Company is as follows:

                                A. COMMON STOCK

1. Dividends. The holders of Common Stock shall be entitled to receive when and as declared by the Board of Directors, out of the assets of the Company which by law are available therefor, dividends payable either in cash, in property or in Common Stock. No dividends (other than dividends payable in Common Stock) shall be paid on Common Stock if cash dividends in full on all outstanding Preferred Stock to which the holders thereof are entitled shall not have been paid or declared and set apart for payment or any sinking fund for the Preferred Stock is in arrears.

2. Voting Rights. At every meeting of stockholders the holders of Common Stock shall have the right with the holders of Preferred Stock to vote in the election of directors and upon each other matter coming before any meeting of the stockholders on the basis of one vote for each share of Common Stock held. Subject to the provisions of paragraphs 3 and 5 of Section B below and except as otherwise provided by law, the holders of Common Stock and the holders of Preferred Stock shall vote together as one class.

3. Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Company, the holders of Common Stock shall be entitled, after payment or provisions for payment of the debts and other liabilities of the Company and the amounts to which the holders of the Preferred Stock shall be entitled, to share ratably in the remaining net assets of the Company.

4. Preemptive Rights. The holders of shares of Common Stock shall have no preemptive right to subscribe for any additional shares of capital stock or other obligations convertible into shares of capital stock which may hereafter be issued by the Company.

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                              B. PREFERRED STOCK

1. Issuance of Preferred Stock in Series. The Board of Directors shall have authority to divide and issue shares of Preferred Stock into series and, within the limitations set forth in Section 17 of Act No. 327 of the Public Acts of 1931, as amended, and the Company's Restated Articles of Incorporation, to fix and determine the relative rights and preferences of the shares of any series so established. Each series of Preferred Stock shall be designated by the Board of Directors as to distinguish the shares thereof from the shares of all other series of Preferred Stock and other classes of stock of the Company. All shares of Preferred Stock will be identical except as to the following rights and preferences as to which there may be variations between different series as fixed and determined by the Board of Directors: (a) the rate of dividend and the extent of further participation in dividend distribution, if any; (b) the price and the terms and conditions on which the shares are redeemable; (c) the amount payable upon shares in event of voluntary or involuntary liquidation; (d) sinking fund provisions for the redemption or purchase of shares and (e) the terms and conditions on which shares are convertible.

    The Board of Directors shall not create a sinking fund for the redemption or purchase of shares of any series of Preferred Stock unless provision for a sinking fund at least as beneficial to all issued and outstanding shares of Preferred Stock shall either then exist or be at the same time created.

2. Dividends. The holders of Preferred Stock of each series shall be entitled to receive out of any funds legally available therefor, when and as declared by the Board of Directors, cash dividends in such amount as may be fixed by the Board of Directors in accordance with the resolution adopted providing for the issue of such series before any dividend (other than dividends payable in Common Stock) shall be paid on the Common Stock or other stock ranking junior to the Preferred Stock. Such dividends shall be cumulative from the date or dates fixed in the resolution adopted by the Board of Directors providing for the issue of such series. Dividends in full shall not be declared or paid or set apart for payment on the Preferred Stock of any one series for any dividend period unless dividends in full have been declared or paid or set apart for payment on the Preferred Stock of all series for all dividend periods terminating on the same or an earlier date. When the dividends are not paid in full on all series of the Preferred Stock, the shares of all series shall share ratably in the payment of dividends, including accumulations, if any, in accordance with sums which would be payable on said shares if all dividends were declared and paid in full. A "dividend period" is the period between any two consecutive payment dates (or, when shares are originally issued, the period from the date from which dividends are cumulative to the first dividend payment date) as fixed for a particular series. Accumulations shall not bear interest.

3. Voting Rights. Except as provided in this paragraph 3 and in paragraph 5 below, at every meeting of stockholders, the holders of Preferred Stock shall have the right with the holders of Common Stock to vote in the election of directors and upon each other matter coming before any meeting of the stockholders on the basis of one vote for each share of Preferred Stock held, the holders of Preferred Stock and the holders of Common Stock voting together as one class. Whenever dividends on all series of Preferred Stock shall be in arrears in an aggregate amount equivalent to six quarterly dividends on all shares of all series of Preferred Stock at the time outstanding, then and in such event the shares of all series of Preferred Stock then outstanding, voting separately as a class, shall be entitled at each meeting of stockholders thereafter held for the election of directors to elect two of the total number of directors to be elected at such meeting.

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    Such right shall continue until such time as all accumulated dividends on all series of Preferred Stock at the time outstanding have been paid or declared and set aside for payment. While holders of Preferred Stock voting as a class are entitled to elect two directors, they shall not be entitled to participate with the holders of Common Stock in the election of any other directors. In the event any vacancy shall occur in the case of a director elected by holders of Preferred Stock voting as a class (unless at the time such vacancy occurs all accumulated dividends on the Preferred Stock shall have been paid or declared and set aside for payment), a special meeting of the holders of shares of all series of Preferred Stock shall be called promptly to fill any such vacancy. Such meeting shall be held within 40 days after such call at a place and upon notice as provided for the holding of meetings of stockholders, except that no such special meeting shall be required to be called if any such vacancy shall occur less than 90 days before the date fixed for the Annual Meeting of Stockholders. The directors elected by the class vote of holders of Preferred Stock shall serve until the next Annual Meeting of Stockholders or until their successors shall be elected and shall qualify; provided, however, that whenever during the term of office of the directors so elected, all accumulated dividends shall have been paid or declared and set aside for payment, the term of office of such directors shall forthwith terminate.

4. Preemptive Rights. The holders of shares of Preferred Stock shall have no preemptive right to subscribe for any additional shares of capital stock or other obligations convertible into shares of capital stock which may hereafter be issued by the Company.

5. Limitations on Certain Corporate Action. So long as shares of Preferred Stock of any series shall be outstanding the Company shall not (a) without the affirmative vote or written consent of the holders of at least 66-2/3% of the shares of all such series at the time outstanding (i) authorize any class of stock ranking prior to the Preferred Stock either in the payment of dividends or in the distribution of assets, or (ii) alter or change the preference or limitations with respect to the Preferred Stock in any material respect prejudicial to the holders thereof; provided, however, that any such alteration or change affecting a particular series of Preferred Stock which does not adversely affect the holders of any other series may be effected by the affirmative vote or written consent of the holders of record of 66-2/3% of the shares of the particular series affected by such alteration or change without the necessity of the vote or written consent of the holders of shares of all other series; and provided further, that no such vote or written consent of the holders of shares of the Preferred Stock or any series thereof shall be required if, at or prior to the time the issuance of any such prior ranking stock is to be made or any such change is to take effect, provision is made for the redemption of all shares of Preferred Stock at the time outstanding; or (b) without the affirmative vote or written consent of the holders of record of at least a majority of the shares of all such series at the time outstanding (i) increase the total number of authorized shares of Preferred Stock, or (ii) authorize or increase any class of stock ranking on a parity with the Preferred Stock; provided, however, that nothing herein contained shall require such vote or consent of the holders of the Preferred Stock in connection with (i) any increase in the total number of authorized shares of Common Stock, or (ii) the fixing of any of the specific rights, preferences and limitations of other series of Preferred Stock that may be fixed by the Board of Directors.

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                                  ARTICLE IV

The address of the current registered office is:

     3100 West Big Beaver Road
     Troy, Michigan  48084-3163

The name of the current resident agent is Anthony N. Palizzi.

                                   ARTICLE V

The duration of the corporation is perpetual.

                                  ARTICLE VI

The Board of Directors shall have power and authority, from time to time, to borrow money and contract indebtedness for the lawful purposes of the Company, to issue and dispose of its obligations for any amount so borrowed and to secure the payment of the same by mortgage, pledge or other encumbrance on all or any part of the property, assets, effects, business and good will of the Company, and the income thereof.

                                  ARTICLE VII

The business and affairs of the Company shall be managed by or under the direction of a Board of Directors consisting of not less than seven or more than twenty-one directors, the exact number of directors to be determined from time to time solely by a resolution adopted by an affirmative vote of a majority of the entire Board of Directors. The directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. At the 1986 Annual Meeting of Stockholders, Class I directors shall be elected for a one-year term, Class II directors for a two-year term and Class III directors for a three-year term. At each succeeding Annual Meeting of Stockholders commencing in 1987, successors to the class of directors whose terms expire at that annual meeting shall be elected or reelected for a three-year term.

Any vacancy on the Board of Directors through death, resignation, retirement, disqualification, removal or other cause, or resulting from an increase in the number of directors, may be filled by the affirmative vote of a majority of the remaining directors, though less than a quorum, for a term of office continuing only until the next election of directors by the stockholders.

If the number of directors is changed, any increase or decrease shall be apportioned among the classes of directors so as to maintain the number of directors in each class as nearly equal as possible, but in no case will a decrease in the number of directors shorten the term of any incumbent director. When the number of directors is increased by the Board of Directors and any newly created directorships are filled by the Board, there shall be no classification of the additional directors until the next election of directors by the stockholders.

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Any director may be removed from office at any time either (a) by vote of the holders of a majority of the shares entitled to vote at an election of directors, but only for cause or (b) by vote of a majority of the other directors, with or without cause.

Notwithstanding the foregoing, whenever the holders of any one or more classes of Preferred Stock or series thereof issued by the Company shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorship shall be governed by the terms of these Restated Articles of Incorporation applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Article.

Notwithstanding anything contained in these Restated Articles of Incorporation or the By-Laws of the Company to the contrary, the affirmative vote of at least 58% of the outstanding shares entitled to vote, voting as a single class, shall be required to amend, repeal or adopt any provision inconsistent with this
Article VII.

                                 ARTICLE VIII

A director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director's duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) a violation of Section 551 (1) of the Michigan Business Corporation Act or (iv) any transaction from which the director derived any improper personal benefit.

Any repeal or modification of the foregoing paragraph by the stockholders of the Company shall not adversely affect any right or protection of a director of the Company existing at the time of such repeal or modification.

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These Restated Articles of Incorporation, consisting of Articles I through VIII, were duly adopted by the Board of Directors on the 19th day of March, 1996, in accordance with the provisions of Section 642, Act 284, Public Acts of 1972, as amended. These Restated Articles of Incorporation only restate and integrate and do not further amend the Articles of Incorporation as heretofore amended and there is no material discrepancy between those provisions and the provisions of these Restated Articles of Incorporation.



Signed this 19th day of March, 1996
By: /s/ Nancie W. LaDuke, Vice President and Secretary

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